Exhibit 10.21

THIRD AMENDMENT TO LEASE

PARTIES:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership (successor-in-interest to E.G. SIRRAH LLC, a California limited liability company)
P.O. Box 2790 Malibu, California 90265
(“Lessor”)

ACADIA PHARMACEUTICALS INC., a Delaware corporation
3911 Sorrento Valley Boulevard San Diego, California 92121
(“Lessee”)

DATE:	November 30, 2007

PLACE:	Los Angeles, California

RECITALS

A. Lessor and Lessee are the current parties to a Lease dated August 15, 1997 between R.G. Harris Co. and Harris Family Revocable Trust, as Lessor, and Receptor Technology, Inc. (the “Original Lease”), as amended by an Amendment No. 1 dated October 30, 1997 (the “First Amendment”), and by an Amendment No. 2 dated November 1, 2005 (the “Second Amendment”) (collectively, the “Lease”), pertaining to premises located at 3911 Sorrento Valley Boulevard, San Diego, California (the “Original Premises”).

B. The initial Lease term is scheduled to expire on or about October 14, 2012. Lessor and Lessee now desire to expand the premises to include additional space and to extend the term of the Lease to December 31, 2012, on the terms and conditions set forth in this Third Amendment to Lease.

THEREFORE, effective as of the date first set forth above, Lessor and Lessee hereby amend the Lease in the following particulars only:

AGREEMENT

1. Extension of Term. The Original Term, as defined in Paragraph 1.3 of the Original Lease and as extended by the Second Amendment, is hereby further extended so that it shall continue through December 31, 2012, which date shall be the new “Expiration Date” (described in such Paragraph 1.3). The phrase “Extended Term” as used in the Second Amendment shall hereafter mean the Original Term as extended by this Third Amendment, and the phrase “Termination Date” as used in the Second Amendment shall mean the new Expiration Date as described above in this Section 1.

2. Expansion of Premises; Use.

2.1. Expansion Space. The Premises, as defined in Paragraph 1.2 of the Original Lease, is hereby expanded to include, in addition to the Original Premises, the adjacent real property commonly known as 3931 Sorrento Valley Boulevard, San Diego, California (the “Expansion Space”), consisting of land improved with a building of approximately 24,000 rentable square feet of space (“Building 2”), together with ninety-six (96) parking spaces on the parking lot located adjacent to Building 2. The Expansion Space is more specifically shown on Exhibit A attached hereto. Such expansion of the Premises shall become effective upon the occurrence of the later of (a) the full execution and delivery of this Third Amendment to Lease by the parties, and (b) December 1, 2007. Accordingly, the parties presently anticipate that the date upon which Lessor will tender the Expansion Space to Lessee (the “Expansion Date”) will be on or about December 1, 2007. (If the Expansion Date does not occur for any reason within 180 days after December 1, 2007, then either party shall have the right to cancel this Third Amendment to Lease, but not the balance of the Lease, by delivering written notice of such cancellation to the other party at any time before the Expansion Date occurs.) The parties shall promptly memorialize the actual Expansion Date in writing once it occurs. The Base Rent and other charges for the Expansion Space described in Section 4 below shall be equitably prorated, for the calendar month in which the Expansion Date occurs, based on a 30-day month if the Expansion Date does not occur on the first day of the month.

2.2. Condition of Expansion Space. Subject to the provisions in this Paragraph 2.2, Lessee shall accept the Expansion Space and the existing utility systems and all other elements of the Expansion Space in their “as is” condition as of the Expansion Date, and Lessor shall have no obligation to make or pay for any alterations or improvements to the Expansion Space; provided, however, Lessor shall repair with reasonable diligence at Lessor’s expense the existing damage in the parking area at the Expansion Space. However, Lessor’s completing any such repair of the existing damage in the parking area at the Expansion Space shall not be a precondition to the occurrence of the Expansion Date and in no event shall Lessee be entitled to any rent abatement, monetary payment, or other remedy due to any such work being performed while Lessee is occupying the Premises and/or conducting business. Notwithstanding the foregoing, Lessor warrants that the existing roof, main electrical supply and the plumbing systems serving or located within the Expansion Space shall be in good operating condition on the Expansion Date. If a non-compliance with such warranty is found to exist within the first year after the Expansion Date, then promptly after receipt of written notice from Lessee setting forth in detail the nature and extent of such non-compliance, malfunction or failure, Lessor shall, unless such non-compliance, malfunction or failure is caused by Lessee, rectify such non-compliance, malfunction or failure at Lessor’s expense; provided, however, subject to Lessor’s obligations under Paragraph 7.2 of the Original Lease and the damage, destruction and condemnation provisions of the Original Lease, if Lessee does not give Lessor the required notice within one year after the Expansion Date, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee’s sole cost and expense (except for the repairs to the existing damage in the parking area, which shall be Lessor’s obligation pursuant to this paragraph).

In addition, Lessor warrants that the Expansion Space, as of the Expansion Date, shall comply with all Applicable Requirements (as defined in Paragraph 2.3 of the Original Lease) in effect on the Expansion Date. If Lessee does not give Lessor written notice of any non-compliance with this warranty within 180 days following the Expansion Date, this warranty shall expire and correction of that non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense, subject to Paragraph 7.2 of the Original Lease and the damage, destruction and condemnation provisions of the Original Lease.

Lessor’s obligations for any breach of the warranties set forth in this Paragraph 2.2 shall be limited to Lessor’s costs of performing the required construction work in a commercially reasonable fashion. Lessor shall perform such work with reasonable diligence and, when scheduling such work, shall use commercially reasonable efforts to disrupt Lessee’s business operations in the Expansion Space as little as reasonably practical. However, Lessor shall not be obligated to incur any liability for overtime or other premium payments in carrying out such work. Lessee shall not be entitled to any rent abatement, monetary payment, or other remedy due to any such work being performed while Lessee is occupying the Premises and/or conducting business except in the event that Lessor unreasonably interferes with Lessee’s use of the Expansion Space, in which case Lessee’s remedies shall be limited to equitable rent abatement reflecting the portion of the Expansion Space that cannot be used by Lessee.

2.3. No Further Expansion Space. The parties hereby acknowledge that Lessee’s Expansion Option set forth in Paragraph 12.1 of the Second Amendment was not exercised by Lessee. Accordingly, Paragraph 13B of the Second Amendment is hereby deleted in its entirety. In light of the expansion of the Premises pursuant to this Third Amendment to Lease, Paragraph 12 (“Expansion Option and Right of First Refusal Space”, which includes Paragraphs 12.1 through 12.6) of the Second Amendment is also hereby deleted in its entirety.

2.4 Use of Expansion Space. The Expansion Space shall be used by

Lessee only for general laboratory and office uses and related support functions, all in compliance with all applicable laws, and for no other uses without Lessor’s prior written consent which may be granted or withheld in Lessor’s sole discretion.

3. Termination Rights. Lessee’s termination option set forth in Paragraph 13A of the Second Amendment shall apply only to the Original Premises and not to the Expansion Space and the portion of the Termination Fee set forth therein that is based upon the then-existing Base Rent shall be based upon the then existing Base Rent applicable only to the Original Premises as set forth in Paragraph 4 of the Second Amendment, as modified by Section 4.2 below. (Additional termination rights are applicable to the Expansion Space as described below.) Accordingly, if the Lease is terminated early as to the Original Premises pursuant to Paragraph 13A of the Second Amendment (and if the Lease is not terminated by Lessee as to the Expansion Space at the same time as described below), then from and after the Early Termination Date (as defined therein), the Premises thereafter shall consist only of the Expansion Space and the Lease shall remain in full force and effect as to the Expansion Space, unless and until Lessee also exercises its option to terminate the Lease as to the Expansion Space as set forth below and such termination becomes effective.

Lessee shall have right to terminate the Lease as to the Expansion Space at any time from June 30, 2009, through June 30, 2010, by delivering to Lessor written notice of such election to terminate at least six (6) months prior to the effective date of such early termination (the “Expansion Space Termination Date”), which date shall be set forth in such notice, along with payment to Lessor of a termination fee equal to two (2) months worth of Base Rent based upon the monthly Base Rent for the Expansion Space applicable to the month in which the Expansion Space Termination Date occurs, as set forth in the Base Rent schedule in Section 4.3 below. If the Lease is terminated as to the Expansion Space pursuant to this Section 3, then the parties shall have no further obligation to each other under the Lease as to the Expansion Space only, except for any defaults occurring prior to that time. Lessee’s termination right set forth above in this Section 3 shall apply only to the Expansion Space and not to the Original Premises.

Lessee, at Lessee’s election, may exercise either its termination option for the Original Premises set forth in Paragraph 13A of the Second Amendment, or its termination option for the Expansion Space set forth above in this Section 3, or both options (whether or not exercised simultaneously). Upon any such termination as to the Original Premises or the Expansion Space, or both, Lessee shall surrender possession of the space in question to Lessor in the manner required by Paragraph 7.4 of the Original Lease and other applicable Lease provisions, as though the early termination date for such space was the Expiration Date of the Lease term. The termination rights granted to Lessee under this Section 3 are personal to the original Lessee named in this Third Amendment to Lease (ACADIA Pharmaceuticals Inc., a Delaware corporation) and may not be assigned or transferred to any other person or entity except for a permitted transferee as described in Paragraph 12.5 of the Original Lease that has assumed all of Lessee’s obligations under the Lease in a writing acceptable to Lessor.

4. Base Rent for Extended Term and Expanded Premises; Lessee’s Share of Expenses.

4.1. Base Rent for Total Premises (including Original Premises and Expansion Space). The following schedule sets forth the total monthly Base Rent (on a “triple-net” basis) for the entire Premises (including the Original Premises and the Expansion Space) that will be due from Lessee to Lessor throughout the Lease Term commencing on the First Expansion Date (which the parties anticipate will occur on or about December 1, 2007). See Paragraphs 4.2 and 4.3 for the allocation of such total Base Rent between the Original Premises and the Expansion Space.

Period	Monthly Base Rent For Entire Premises As Expanded
Expansion Date through 10/31/08	$87,387.02
11/01/08 through 10/31/09	$90,008.63
11/01/09 through 10/31/10	$92,708.89
11/01/10 through 10/31/11	$95,490.16
11/01/11 through 10/31/12	$98,354.87
11/01/12 through 12/31/12	$101,305.51

In the event that for any reason, the Expansion Date does not occur on the first day of a calendar month, or Lessee terminates the Lease as to either the Original Premises or the Expansion Space as set forth in Section 3 above, then the Base Rent for the Premises for any affected month shall be equitably prorated by Lessor to reflect the portion of the Premises that has then been tendered to Lessee and/or the portion of such month during which the Premises was expanded or reduced (i.e., to include or exclude the Original Premises or the Expansion Space). In order to establish the basis for any such proration, the Base Rents for the Original Premises and the Expansion Space are separately set forth in Sections 4.2 and 4.3 below. The Base Rents in such sections are intended to be used only for such proration purposes and to demonstrate how the totals in this Section 4.1 were obtained.

Upon the execution of this Third Amendment to Lease, Lessee shall pay to Lessor the sum of $27,600.00 to be applied by Lessor to the first full month of Base Rent applicable to the Expansion Space after the Expansion Date (in addition to the Security Deposit described in Paragraph 5 below).

The Base Rents set forth in this Paragraph 4.1 (which are comprised of the components separately listed for the Original Premises and the Expansion Space in Paragraphs 4.2 and 4.3 below) are in addition to, not in lieu of, the charges described in the Lease other than Base Rent, including but not limited to (i) Lessee’s obligations for Real Property Taxes, insurance premiums, utility costs and other operating expenses of the Premises and the Project, and (ii) any “Amortization Rent” under Paragraph 5 of the Second Amendment. Any default by Lessee in payment of Base Rents or in performing any other obligations for any portion of the Premises shall be deemed a default as to the entire Lease.

4.2 Base Rent for Original Premises. The Base Rents set forth in Paragraph 4 of the Second Amendment shall continue to be in full force and effect for the Original Premises for the Original Term through September 30, 2012, and are included as part of the totals in Section 4.1 above. The Base Rent (on a “triple-net” basis) for the Original Premises for the period from October 1, 2012 through December 31, 2012, shall be as follows (which sums are also included within, and not in addition to, the Base Rent totals set forth in Section 4.1 above):

Period	Monthly Base Rent For Original Premises
10/01/12 through 10/31/12	$67,290.92
11/01/12 through 12/31/12	$69,309.54

4.3 Base Rent for Expansion Space. From and after the Expansion Date, Lessee shall pay to Lessor Base Rent (on a “triple-net” basis) for the Expansion Space according to the following schedule (which sums are included within, not in addition to, the Base Rent totals set forth in Section 4.1 above):

Period	Monthly Base Rent For First Expansion Space
Expansion Date through 10/31/08	$27,600.00
11/01/08 through 10/31/09	$28,428.00
11/01/09 through 10/31/10	$29,280.84
11/01/10 through 10/31/11	$30,159.27
11/01/11 through 10/31/12	$31,064.05

11/01/12 through 12/31/12	$31,995.97

4.4. Lessee’s Share of Expenses. Notwithstanding any contrary provision in the Lease, Lessee’s share of Real Property Taxes, insurance premiums, utility costs and other operating expenses for the Project (which consists of the Original Premises and the Expansion Space) shall be 100%, based upon the percentage that the gross leasable area of the Premises comprises of the total gross leasable area of the buildings of which the Premises is a part. Without limiting the foregoing, Lessee shall pay 100% of the Real Property Taxes and other expenses attributable to that portion of the parking areas at the Project which are allocated for Lessee’s use pursuant to the Lease, as hereby amended, as reasonably calculated by Lessor.

5. Security Deposit. Upon execution of this Third Amendment to Lease, Lessee shall deposit with Lessor the sum of $32,520.00 as additional security for Lessee’s faithful performance under the Lease, as amended by this Third Amendment to Lease. The security deposit described above in this Section 5 is in addition to the security deposit described in Paragraph 15 of the Second Amendment.

6. Lessee’s Tenant Improvements. Consistent with Paragraph 2.2 above, Lessor shall have no obligation for costs of any tenant improvements to the Expansion Space. Lessee shall pay any and all tenant improvement costs for any improvements that Lessee may desire to the Premises, as expanded, in accordance with all applicable laws and the other provisions of the Lease, including but not limited to the requirement of obtaining Lessor’s prior written consent pursuant to Paragraph 7 of the Original Lease. Similarly, any improvements in or relating to the Premises, as expanded, which may be reasonably necessary from time to time for the legal operation of Lessee’s laboratory or offices in the Premises, as expanded, shall be Lessee’s obligation at Lessee’s expense.

7. Parking Areas. From the Expansion Date to the end of the Lease term, as it may be extended, Lessee shall have the exclusive use of the ninety-six (96) parking spaces located in the Expansion Space as described in Section 2.1 above, as well as the parking areas that are a part of the Original Premises marked on the site plan included as part of Exhibit A. Notwithstanding any contrary provision in the Lease, Lessee shall maintain or cause to be maintained all parking areas and driveways available for Lessee’s use at the Project in good condition and repair and free of obstructions at Lessee’s sole expense, subject to Lessor’s obligation to repair the existing damage in the parking areas pursuant to Section 2.2 above. Lessor may at Lessor’s election make any necessary repairs to the parking areas and driveways that are Lessee’s obligation pursuant to the foregoing sentence and bill Lessee for the reasonable costs thereof; provided, however, if any such repair is deemed a capital repair under generally accepted accounting principles, the cost of any such capital repair shall be amortized over the useful life of the repair, together with interest at Lessor’s costs of funds at the time of Lessor’s work, as reasonably calculated by Lessor; and in such event Lessor shall bill Lessee each calendar year only for the portion of such cost attributable to such year as so amortized. Lessor makes no representation or warranty as to the adequacy of the number of parking spaces for Lessee’s specific use, and Lessee accepts such parking spaces subject to Lessor’s obligation to repair the existing damage as described above.

8. Prior Tenant’s Exit Assessment. Without limiting Lessor’s rights under Paragraph 6 of the Original Lease or other provisions of the Lease, as amended by this Third Amendment to Lease, Lessor, at Lessor’s sole cost and expense, shall cause to be conducted at any time prior to the Expansion Date, a preliminary environmental site assessment by a qualified consultant with respect to the existence of Hazardous Substances (as defined in Paragraph 6 of the Original Lease) on or about the Expansion Space, and shall provide to Lessee a copy of such consultant’s written report. Lessee shall not be liable to Lessor for any negative impact to the Premises or the Project caused by the prior tenant’s use or activities.

9. Options to Extend the Term as to the Expansion Space. Lessee shall have two (2) options to extend the Original Term of the Lease as to the Expansion Space for an additional two (2) years each, commencing when the prior term expires. Lessee may exercise each such option only by delivering to Lessor a written notice of such exercise at least six (6) but not more than eighteen (18) months prior to the commencement of the relevant extension period (i.e., between July 1, 2011, and June 30, 2012, for the first extension period, and between July 1, 2013, and June 30, 2014, for the second extension period), and only if Lessee is not in default beyond any applicable notice and cure period at the time Lessee gives such notice. The provisions of Paragraph 39 of the Original Lease are conditions of the options granted in this Section 9. If Lessee has exercised any such option, but is in default on the date the additional extended term is to commence, then at Lessor’s election the extended term shall not commence until and unless the Lessee timely cures such default. The options granted to Lessee in this Section 9 are personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee named in this Third Amendment to Lease (ACADIA Pharmaceuticals Inc., a Delaware corporation) or any transferee of a Permitted Transfer as set forth in Paragraph 12.5 of the Original Lease and only while the original Lessee or such transferee of a Permitted Transfer is in possession of the Expansion Space and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting.

The options to extend the Lease term granted in this Section 9 apply only to the Expansion Space and not to the Original Premises. Similarly, notwithstanding anything to the contrary in Paragraph 11 (including subparagraphs 11.1 through 11.6) of the Second Amendment, the Options described in such Paragraph 11 shall apply only to the Original Premises and not to the Expansion Space. Lessee, at Lessee’s election may exercise either the first or both of its extension options for the Original Premises set forth in Paragraph 11 of the Second Amendment, or the first or both of its extension options for the Expansion Space set forth in this Section 9, or the first or both of both sets of options. In no event may Lessee exercise a later option without having exercised the prior option applicable to the same portion of the Premises [e.g., as to the Original Premises, the “2014 Option” (as defined in Paragraph 11 of the Second Amendment) cannot be exercised unless the “2012 Option” (as defined in Paragraph 11.1 of the Second Amendment) was exercised]. If Lessee exercises its extension option for just the Original Premises, or just the Expansion Space, but not both, then at the end of the then-current Lease term, Lessee shall surrender to Lessor possession of the portion of the Premises not being extended in the manner required by Paragraph 7.4 of the Original Lease and other applicable Lease provisions, as though the end of the then-current Lease term was the Expiration Date of the Lease.

With respect to each extension term of the Lease as to the Expansion Space, at the start of each option period (i.e., effective as of January 1, 2013, if the first option is exercised, and effective as of January 1, 2015, if the second option is exercised), the Lease shall be adjusted by changing the monthly Base Rent applicable to the Expansion Space to the then-prevailing “Fair Market Rental Rate” as defined below. The term “Fair Market Rental Rate” for the purposes described in this Section 3 shall mean the monthly Base Rent (on a “triple-net” basis comparable to the Lease, as amended by this Third Amendment) charged in arms-length, non-sublease, non-renewal leases for a comparable term, commencing concurrently with the option term, for comparable (and comparably improved) space in a comparable project in the Sorrento Valley area of San Diego, California, taking into account variations in comparison transactions in such matters as the manner of charging the tenant for taxes, insurance, maintenance costs, and other project operating expenses, the extent and manner in which Base Rent will be adjusted during the renewal term, the creditworthiness of the tenant, the particular geographical locations of the comparable spaces, and tenant concessions available in such comparable leases but not available in this transaction as applicable to the Expansion Space, such as rent abatement, lessor-provided improvements or allowances, special tenant benefits, or other market concessions.

Upon Lessor’s receipt of proper written notice of Lessee’s exercise of its option to extend the Lease as to the Expansion Space, the Parties agree to attempt in good faith to negotiate and agree upon the Fair Market Rental Rate; provided, however, Lessor shall not be obligated to commence negotiations more than twelve (12) months in advance of the commencement of the extension term in question. If, after Lessor receives Lessee’s exercise notice, the parties do not agree upon the Fair Market Rental Rate by the last to occur of (a) eleven (11) months before the commencement of the extension term, or (b) within 30 days after Lessor receives Lessee’s exercise notice (the “Negotiation Period”), then the new monthly Base Rent rate shall be determined by an appraisal in accordance with Paragraphs 11.3, 11.4, and 11.5 of the Second Amendment to the Lease, except that the appraisers shall use the definition of “Fair Market Rental Rate” set forth in this Third Amendment to Lease. The costs of the entire arbitration shall be shared equally by the parties.

In addition to the monthly Base Rent prescribed above in this Section 9, Lessee shall continue to be obligated for the monetary and other obligations of Lessee under the other provisions of the Lease, including but not limited to obligations for Real Property Tax payments, utility costs, insurance premiums and other operating expenses of the Premises and the Project that are allocated to the space in question. Except as otherwise provided in this Section 9, all provisions of this Lease, as amended by this Third Amendment, shall remain unchanged during each extended term, except that there shall be no further extension options.

10. Brokerage Commissions. The parties acknowledge that CB Richard Ellis, Inc., acting through Jerry Keeney, represents Lessor exclusively as Lessor’s broker (“Lessor’s Broker”) in this transaction, and that Irving Hughes, acting through Shaun Burnett, represents Lessee exclusively as Lessee’s broker (“Lessee’s Broker”) in this transaction. Upon the full execution and delivery by the parties of this Third Amendment to Lease, Lessor shall pay to Lessor’s Broker and Lessee’s Broker (to be divided equally between them) a brokerage commission equal to four percent (4%) of the total Base Rent applicable to the Expansion Space (as set forth in Section 4.3 above) for the first two years following the Expansion Date. Such commission shall be due and payable one-half upon execution of this Third Amendment and one-half upon Lessee’s occupying the Expansion Space. In the event the Lease term as to the Expansion Space continues after such two-year period following the Expansion Date, then, in addition to the foregoing payment, Lessor shall also be obligated to pay to Lessor’s Broker and Lessee’s Broker a brokerage commission (to be divided equally between them) equal to four percent (4%) of the total Base Rent applicable to the Expansion Space (as set forth in Section 4.3 above) for the remainder of the extended Original Term (after such two year-period) up through December 31, 2012, but excluding any extension periods (“Additional Commission”). In the event the Lease as to the Expansion Space is terminated early, then the Additional Commission shall be equitably prorated to reflect only the portion of the extended Original Term prior to such termination. Such Additional Commission shall be calculated and paid on or before July 15, 2010 (which is 15 days after June 30, 2010, the last day on which Lessee may terminate the Lease as to the Expansion Space under Paragraph 3 above, at which time it will be possible to calculate the Additional Commission with certainty).

Except as provided above in this Paragraph 10, if Lessee has dealt with any real estate broker or other person or firm claiming to represent Lessee with respect to this Third Amendment to Lease, Lessee shall be solely responsible for the payment of any fee due such broker, person or firm and Lessee hereby agrees to indemnify, defend and hold Lessor harmless from and against any claim, liability or expense with respect thereto. Except as provided above in this Paragraph 10, Lessor shall not be responsible for any compensation to any brokers for their services rendered in this transaction.

11. Miscellaneous. This Third Amendment to Lease supersedes all prior or contemporaneous understandings, negotiations, or agreements between the parties, whether written or oral, with respect to its subject matter. This Third Amendment to Lease is part of and shall be attached as an addendum to the Lease. The Lease, as amended by this Third Amendment to Lease, may be further amended only in a writing signed by both Lessor and Lessee. All terms of the Lease which have not been expressly altered by this Third Amendment to Lease shall remain in full force and effect and shall apply to all areas which are part of the Premises from time to time (including the Expansion Space from and after the Expansion Date). In the event of any dispute between the parties (including for this purpose, but not limited to, Lessor’s Broker or Lessee’s Broker) arising out of or relating to this Third Amendment, the prevailing party shall be entitled to recover from the losing party the prevailing party’s reasonable attorney fees and costs of suit, all as further provided in Paragraph 31 of the Original Lease.

12. Building Maintenance. Notwithstanding anything to the contrary contained in the Lease, Lessor, at its sole cost and expense and with no right of reimbursement from Lessee either as an operating expense or otherwise, shall repair and maintain all structural walls, foundations, concrete subflooring, structural elements of the roof, and underground utilities (“Structural Elements”) of the Expansion Space, including the building and other site structures, but excluding the associated parking areas except as otherwise provided herein.

13. Execution in Counterparts; Electronic Signatures. This Third Amendment to Lease may be executed in counterparts by the parties, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties. Each party shall be bound by signatures transmitted by facsimile or e-mail in the same fashion as such party would be bound by original signatures. Any party delivering signatures by facsimile or e-mail transmission shall, for convenience and record-keeping purposes, provide original signatures to the other parties within 10 days after such party binds itself by facsimile or e-mail signatures.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Lease as of the date and at the place first written above.

LESSEE:	ACADIA PHARMACEUTICALS INC., a Delaware corporation

	By:	/s/ Thomas H. Aasen
Thomas H. Aasen, Vice President and CFO

[Signatures continue on next page]

LESSOR:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership

	By:	/s/ Henry K. Workman, Jr.
	Its:	General Partner

The undersigned Brokers are executing this Third Amendment to Lease solely to confirm their agreement to Paragraph 10 (“Brokerage Commissions”) and the last sentence of Paragraph 11 (regarding attorney fees relating to a dispute). The undersigned agree and acknowledge that they shall not be entitled to any commission or fee for this transaction except as provided in Paragraph 10.

LESSEE’S BROKER:	IRVING HUGHES

	By:	/s/ Shawn Burnett
	Its:	SVP

LESSOR’S BROKER:	CB RICHARD ELLIS, INC.

	By:	/s/ Jerry Keeney
	Its:	SVP

THE SITE PLAN AND PREMISES

(INCLUDING THE ORIGINAL PREMISES AND EXPANSION SPACE)

SEE SITE PLAN ATTACHED TO ORIGINAL LEASE.

EXHIBIT A